EXHIBIT 99.1

Renavotio, Inc. Announces $10 Million in Equity Line Funding

Tulsa, Oklahoma--(-Newsfile Corp.–October 16, 2020-) -- Renavotio, Inc. (OTCQB: RIII), (the “Company,” or “Renavotio”), announced today that the Company’s recently filed S-1 has been declared effective. The S-1 registered 10,546,647 shares that includes 9,796,647 shares of a $10,000,000 equity line with GHS Investments, LLC (“GHS”) enabling RIII to access equity capital over the next 36 months.

GHS, a leading private investment and management group providing financing solutions for high potential small cap enterprises, entered into the agreement with RIII following their due diligence, interviews of management, and reviews of the Company’s financials and business plan. The Equity Agreement provides RIII with the option to sell to GHS up to $10,000,000 worth of the Company’s registered common stock over a thirty-six-month period, with certain limitation amounts on the amount and timing of each sale.

Under the terms of the Equity Agreement, the Company has the right to deliver from time to time a put notice to GHS stating the dollar amount of put shares (up to $500,000 under any individual notice) that it would sell to GHS. Each put notice to GHS states the purchase price, the number of shares the Company is selling to GHS and the dollar amount GHS is to deliver to the Company within one day of receipt of the shares. The purchase price is calculated at eighty (80%) percent of the market price per share. The market price is calculated as the lowest closing price of the Company’s common stock for ten (10) consecutive trading days preceding the put date.

Matthew Schissler, member of GHS, stated, “RIII is unique and attractive to us on several levels. RIII met our criterion for quality of management, quality of controls, and quality of business and business potential. We are very confident in the management team’s ability to continue to execute and we are excited to play a key role in the Company’s continued growth.”

“With the Company’s planned acquisition model and needed expansion capacity for Utility Management Corp (“UMC”), our underground infrastructure and Utility management company, the planned entry into the medical infrastructure market with development of a N95 mask manufacturing facility, and other market driven medical Personal Protective Equipment (PPE) market opportunities, our equity line will give the Company the ability to access capital from the market at the most favorable times. We are excited to have such a quality financing partner like GHS Investments to be part of the RIII story. Since the Equity Agreement is on a look-back basis and there are no make-up provisions, this is truly a non-toxic equity investment. We plan to use the proceeds received from the sale of common stock under this agreement to retire debt, including toxic convertible and high interest loans. Our goal is to provide protection for our shareholders from unnecessary dilution as we build our Company’s cash flow and revenue opportunities.” stated William “Billy” Robinson, Renavotio’s Chief Executive Officer.

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ABOUT REVAVOTIO, INC.

Renavotio’s business focuses on infrastructure opportunities, including medical protective equipment, 5G, utility construction, utility management, IoT, water, waste management technology, and related industries. The Company’s business and acquisition strategy concentrates on medical protective equipment and infrastructure with utility construction and consulting/operational agreements with small towns or county CO-OPS that operate their own water and sewer systems, providing long-term savings, utilizing smart-utility monitoring, and dedicated engineering and service personnel. These platforms capture utility data from hand-held GPS devices or in-place sensors, with planned use of drones to identify waste contamination, leak detection, and topographic underground utility installation planning. Renavotio’s wholly owned subsidiary, Utility Management Corp, is a holding company focused on infrastructure, 5G, utility construction, utility management, IoT, water and waste management technology, and related industries. Utility Management Corp’s subsidiary, Utility Management and Construction (UMCCO), is an engineering and smart utility management company that provides a one-stop solution to rural communities to reduce the consumption of electricity, natural gas, and water utilities for commercial, industrial and municipal end users. UMCCO’s unique approach creates immediate bottom line savings for its clients, by providing engineering, planning, permitting and installation through their second wholly-owned subsidiary, Cross-Bo Construction, which specializes in water, sewer, Telcom, and 5G design and installation, establishing a long-term value proposition while also achieving respective sustainability goals. www.renavotio.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include general business, economic, competitive, regulatory, capital markets, political and social uncertainties. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The GHS Equity Line is subject to material risks, including that we may receive substantially less than the $10,000,000 Equity Line, which may require us to seek additional capital to meet our operational goals, GHS’ resale of our common stock that we issue to it may cause substantial dilution, and other risks pertaining to Covid-19, our infrastructure services, and sales of personal protection equipment, which risks are contained in our S-1 Registration Statement that may be accessed at sec.gov. No information in this news release should be construed as any indication whatsoever of the Company’s future stock price, revenues, or results of operations. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

IR Contact :
Renavotio, Inc.

Email Contact : brobinson@renavotio.com
Telephone : +1 855-765-1900 ext. 101

Skyline Corporate Communications Group, LLC
Lisa Gray, Senior Account Manager

One Rockefeller Plaza, 11th Floor
New York, NY 10020
Office: (646) 893-5835
Email: lisa@skylineccg.com

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